Exhibit 99.1

News Release

P.O. Box 110  •  Route 5  •  South Deerfield  •  MA  •  01373-0110

FOR IMMEDIATE RELEASE

Contact: Gregory Hunt

(413) 665-8306, Ext. 4414

Yankee Candle Company Announces Discussions with

Senior Lenders Regarding Refinancing; Issues Conditional

Redemption Notice for Portion of Senior Notes due 2015

South Deerfield, MA—March 2, 2012—The Yankee Candle Company, Inc. (“Yankee Candle”) announced today that it is in discussions with its senior lenders regarding a refinancing of its existing senior credit facility with a new senior secured term loan facility and a new senior secured asset-based revolving credit facility.  Yankee Candle announced that it is seeking to increase the size of its existing term loan, a portion of the proceeds of which would be used to redeem $180 million in aggregate principal amount of Yankee Candle’s 8 1/2% Senior Notes due 2015.  Yankee Candle further announced that it issued a redemption notice today with respect to such notes, which is conditional upon receipt of the proceeds from this refinancing.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry.  Yankee Candle has a 42-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts.  The Company sells its products through a North American wholesale customer network of approximately 28,800 store locations, a growing base of Company owned and operated retail stores (552 Yankee Candle Stores located in 46 states and 1 province in Canada as of December 31, 2011), direct mail catalogs, and its Internet website (www.yankeecandle.com).  Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of approximately 5,700 store locations and distributors covering a combined 49 countries.

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the Company’s ability to complete the refinancing, including the use of the proceeds therefrom to redeem any of its senior notes.  The ability to complete the refinancing is subject to various risks and uncertainties, including but not limited to those described or contained in the Company’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.